Exhibit 99.3

WASTE CONNECTIONS INCREASES STOCK REPURCHASE PROGRAM

FOLSOM, CA, October 26, 2009 - Waste Connections, Inc. (NYSE: WCN) today announced that its Board of Directors has authorized a $300 million increase to its ongoing common stock repurchase program, increasing the total authorized amount the Company may repurchase from $500 million to $800 million.  The Board also extended the program’s term through December 31, 2012.  Prior to this increase, and as of September 30, 2009, the remaining maximum dollar value of shares available for repurchase under the program was approximately $40 million.  Stock repurchases may be made in the open market or in privately negotiated transactions from time to time at management’s discretion.  The timing and amounts of any repurchases will depend on many factors, including the Company’s capital structure, the market price of the common stock and overall market conditions.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S.  The Company serves approximately two million residential, commercial and industrial customers from a network of operations in 26 states.  The Company also provides intermodal services for the movement of containers in the Pacific Northwest.  Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California.

For more information, visit the Waste Connections web site at www.wasteconnections.com.

Certain statements contained in this press release are forward-looking in nature, including statements related to the amount, timing and method of any stock repurchases under the stock repurchase program.  Waste Connections’ business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements.  These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.  There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business.  Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACT:
Waste Connections, Inc.
Worthing Jackman, (916) 608-8266
worthingj@wasteconnections.com